Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2018
Comments of Eric R. Marchetto
Chief Commercial Officer, TrinityRail
February 21, 2019
Thank you, Tim, and good morning everyone!
The commercial activity across the TrinityRail platform spans the North American railcar market and includes renewals and assignments of railcars in our lease fleet, secondary market transactions including sales and purchases of leased railcars, and new railcar orders. Our market view developed from these transactional insights positions the company to respond to customers’ rail transportation equipment needs with scale, speed, and innovative solutions. This differentiates our business, solidifies our market position and creates value. 2018 was a dynamic year for TrintyRail’s commercial team. We were active conducting transactions across our entire platform. Our commercial activity, as defined above, included transactions of 65,000 railcars which we believe demonstrates the strength of the capabilities of our integrated platform.
North American rail traffic volumes maintained their positive trend with year over year growth of 3.4% in 2018. Thus far in 2019, the severe weather experienced across much of the country has had a seasonal dampening effect on total carload volumes. We view this a short term situation as we believe growth in an array of end markets will continue to drive increasing railcar traffic in the near term.
TrinityRail delivered a solid fourth quarter - achieving strong renewal success and assigning a number of idled railcars, improving the lease fleet utilization from 97.6% to 98.5%. TrinityRail also received 8,045 new railcar orders valued at over $1.0 billion during the quarter bringing total orders for the year 2018 to approximately 28,800 railcars with a value of approximately $3.4 billion. Our railcar lease rates and new railcar orders throughout 2018 experienced sequential improvement in pricing and returns. Our 4th quarter orders were evenly distributed between third party sales and customers of our wholly-owned leasing company. We were very pleased with the mix of railcars ordered in the fourth quarter which included orders in all 5 of our market groups- Agriculture, Construction and Metals, Consumer, Energy, and Refined Products and Chemicals.
As 2018 came to an end, various geo-political events, macro-economic concerns, and the federal government shutdown clouded the market outlook in the early stages of 2019. As we mentioned in our press release, this uncertainty and the extended backlog in our industry have created some hesitation on the part of our customers in placing new railcar orders. The recurring revenue from our lease fleet and our railcar backlog of 30,875 railcars provides us with a great deal of visibility in our 2019 plan and the ability to be selective in pursuing additional orders in our production schedule.
We have observed various opinions among our customers regarding railroad performance related to the impact of precision scheduled railroading (or “PSR”). TrinityRail supports any improvements that enhance the attractiveness of rail transportation, so that longer term, the amount of freight moving by rail will grow - and thus increase the need for railcar products and services. We have observed that as PSR is being implemented network congestion increases as the railroads work through the kinks in the process of optimizing their lines. Train speeds begin to improve over time as the efficiencies of the network are realized. While railroads usually “reduce the number of railcars” available or parked on their lines, this does not necessarily or directly translate into an increase in railcars in storage. Instead, this exchange places more onus on the shippers to provide their own railcars - a great opportunity for a leasing company to fill this need.

In closing, our platform provides broad participation across manufacturing, leasing, maintenance, and secondary markets while serving the full spectrum of end markets. This gives us strategic insight into market conditions. This insight positions TrinityRail to respond quickly and effectively to changes in demand - ultimately delivering strong value to the company, our customers, and our shareholders. TrinityRail is built to deliver for all of our stakeholders, and we believe we are well positioned for growth as a result of the renewed concentration following the spin-off.
I will now turn it over to Brian for his remarks.